Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Oppenheimer Rochester Short Term Municipal Fund:
We have audited the accompanying statement of assets and liabilities of Oppenheimer Rochester Short Term Municipal Fund (formerly Oppenheimer Rochester Double Tax-Free Municipals) as of November 18, 2010. This financial statement is the responsibility of the Fund’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Oppenheimer Rochester Short Term Municipal Fund as of November 18, 2010 in conformity with U.S. generally accepted accounting principles.

KPMG LLP

November 30, 2010